EXHIBIT 4.1


                                [EXECUTION COPY]


                     AMENDMENT NO. 1 TO AMENDED AND RESTATED
                     MASTER POOLING AND SERVICING AGREEMENT
                        (FNANB CREDIT CARD MASTER TRUST)


                  AMENDMENT NO. 1 TO AMENDED AND RESTATED MASTER POOLING AND SERVICING AGREEMENT, dated as of November 30, 2002 (this "Amendment"), among DC FUNDING INTERNATIONAL, INC., a Delaware corporation, as Transferor (in such capacity, the "Transferor"), FIRST NORTH AMERICAN NATIONAL BANK, a national banking association, as Servicer (in such capacity, the "Servicer"), and JPMORGAN CHASE BANK, a New York banking corporation and successor trustee to First Union National Bank, as Trustee (in such capacity, the "Trustee").


                             PRELIMINARY STATEMENTS

                  WHEREAS, the Transferor, the Servicer and the Trustee are parties to an Amended and Restated Master Pooling and Servicing Agreement dated as of December 31, 2001 (the "Agreement");

                  WHEREAS, Section 13.1(b) of the Agreement provides that the Servicer, the Transferor and the Trustee, without the consent of any of the Certificateholders, may amend the Agreement from time to time, subject to satisfaction of the conditions precedent set forth therein; and

                  WHEREAS, the parties hereto desire to amend the Agreement as set forth herein;

                  NOW, THEREFORE, in consideration of the mutual agreements contained herein, each party agrees as follows for the benefit of the other parties and for the benefit of the Certificateholders:

                  Section 1. Definitions. All terms used in this Amendment that are defined in the Agreement have the meanings assigned to them therein, except to the extent such terms are amended or modified in this Amendment.

                  Section 2.    Amendment of Section 1.1.

                  (a) Section 1.1 of the Agreement is hereby amended by adding the following definition:

                           "Excess Recoveries" shall mean, with respect to any Collection Period, all Recoveries received during such Collection Period in excess of the Default Amount for such Collection Period (calculated without deducting such Recoveries in calculating the Default Amount for such Collection Period).

                  (b) Section 1.1 of the Agreement is hereby amended by deleting the definitions of "Finance Charge Receivables", "Principal Receivables" and "Recoveries" in their entirety and by substituting the following therefor (solely for convenience, changed text is italicized):

                           "Finance Charge Receivables" shall mean (i) Receivables created in respect of Finance Charges, cash advance fees, annual fees, late charges, overlimit charges, returned check charges and all other fees and charges on the Accounts (other than Insurance Charges) and (ii) Discount Option Receivables. Collections of Finance Charge Receivables with respect to any Collection Period shall be deemed to include (i) all Excess Recoveries with respect to such Collection Period, (ii) the Interchange Amount, if any, with respect to such Collection Period and (iii) all interest and other investment earnings (net of losses and investment expenses), if any, received during such Collection Period on funds on deposit in the Excess Funding Account.

                           "Principal Receivables" shall mean Receivables other than Finance Charge Receivables, Receivables in Defaulted Accounts and Discount Option Receivables. Collections of Principal Receivables with respect to any Collection Period shall be deemed to include all Recoveries received during such Collection Period (other than Excess Recoveries with respect to such Collection Period).

                           "Recoveries" shall mean all amounts (including Insurance Proceeds, if any) received by the Servicer with respect to Receivables in Defaulted Accounts (net of any post-charge off adjustments).

                  Section 3. Amendment of Exhibit K. Exhibit K to the Agreement is hereby amended by deleting such exhibit in its entirety and by replacing it with Exhibit K attached hereto.

                  Section 4. Incorporation of Agreement. The Agreement as amended by this Amendment is hereby incorporated by reference and forms a part of this instrument with the same force and effect as if set forth in full herein. In the event that any term or provision contained herein shall conflict or be inconsistent with any term or provision contained in the Agreement, the terms and provisions of this Amendment shall govern. After the date hereof, any reference to the Agreement shall mean the Agreement as amended by this Amendment.

                  Section 5. Ratification of the Agreement. As amended by this Amendment, the Agreement is in all respects ratified and confirmed, and the Agreement and this Amendment shall be read, taken and construed as one and the same instrument.

                  Section 6. Counterparts. This Amendment may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.


                  Section 7. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS
LAW), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.


                  IN WITNESS WHEREOF, the Transferor, the Servicer and the Trustee have caused this Amendment to be duly executed by their respective officers as of the day and year first above written.

                                   DC FUNDING INTERNATIONAL, INC.,
                                      as Transferor


                                   By: /s/ Philip J. Dunn
                                         Name: Philip J. Dunn
                                         Title: Vice President


                                   FIRST NORTH AMERICAN NATIONAL BANK,
                                      as Servicer


                                   By: /s/ Michael T. Chalifoux
                                         Name: Michael T. Chalifoux
                                         Title: President


                                   JPMORGAN CHASE BANK,
                                       as Trustee


                                   By: /s/ Connie Cho
                                        Name: Connie Cho
                                        Title: Trust Officer